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                                                     EXHIBIT 5.1

                                                     PAMELA F. CRAVEN
                                                     VICE PRESIDENT - LAW
                                                     LUCENT TECHNOLOGIES INC.
                                                     ROOM 6A-311
                                                     600 MOUNTAIN AVENUE
                                                     MURRAY HILL, NJ 07974

                                                     TELEPHONE 908  582-7897
                                                     FACSIMILE 908  582-6978

May 15, 1998

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ 07974

Dear Sirs:

With reference to the registration statement on Form S-8 which Lucent Technologies Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 50,000,000 common shares (par value $.01 per share) of the Company (the "LTSPME Shares") which may be offered and sold by the Company under the Lucent Technologies Inc. Long Term Savings Plan for Management Employees (the "Savings Plan") and 15,000,000 common shares (par value $.01 per share) of the Company which may be offered and sold by the Company under the Lucent Technologies Inc. Long Term Savings and Security Plan (the "Savings and Security Plan" and, together with the Savings Plan, the "Plans"), (the "LTSSP Shares" and, together with the LTSPME Shares, the "Shares") which Shares, under the terms of the Plans may be authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise, I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plans and the resolutions of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.


Very truly yours,

/s/ Pamela F. Craven